Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Vitality Biopharma, Inc.’s 2021 Stock Incentive Plan of our report dated May 19, 2021, relating to the financial statements of Vitality Biopharma, Inc as of March 31, 2021 and 2020, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Vitality Biopharma, Inc.’s ability to continue as a going concern), which appear in Vitality Biopharma, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2021, filed with the Securities and Exchange Commission on May 19, 2021.

/s/ Weinberg & Company, P.A.
Los Angeles, California
September 3, 2021